Exhibit 99.1

   Alnylam Pharmaceuticals Reports Fourth Quarter and 2006 Financial Results

             - Revenues and Cash Position Significantly Strengthened
                                Year-Over-Year -

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 7, 2007--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter and year ended December 31, 2006, company highlights, and guidance and goals for 2007.

    "The year 2006 was very significant for Alnylam, as we advanced our mission of building a leading biopharmaceutical company founded on RNAi. Indeed, we made demonstrable progress with our robust pipeline of RNAi therapeutics and we exceeded our key business objectives," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam Pharmaceuticals. "At a broad strategic level, several 2006 highlights are noteworthy. First, our scientific progress, with major breakthroughs in delivery, has demonstrated the power of RNAi as a product platform for innovative medicines. Further, with our clinical program for the treatment of respiratory syncytial virus infection and development programs in pandemic flu and hypercholesterolemia, our pipeline of RNAi therapeutics has advanced toward our goal of demonstrating human efficacy in the next 12 to 18 months. Finally, our business was greatly strengthened with continued leadership on intellectual property, new major alliances with Novartis and Biogen Idec, significant growth in alliance and federal funding, and a year-end financial profile with over $215 million in cash. We believe that 2007 will be an equally important year for Alnylam as we expect to advance our scientific leadership, pipeline, and business goals as a leading company in RNAi therapeutics."

    Cash, Cash Equivalents, and Marketable Securities

    At December 31, 2006, Alnylam had cash, cash equivalents, and marketable securities of $217.3 million, compared to $120.3 million at September 30, 2006 and $80.0 million at December 31, 2005. The increase in the company's liquidity from the prior year was primarily due to combined net proceeds of $163.3 million from public offerings of common stock in January and December 2006, as well as funding from collaborators and licensees.

    Revenues

    Revenues in the fourth quarter of 2006 were $7.0 million, as compared to $1.6 million during the fourth quarter of 2005. Included in revenues in the fourth quarter of 2006 were $4.6 million of expense reimbursement, milestone and amortization revenues related to the company's collaborations with Novartis and $2.4 million of expense reimbursement and amortization revenues from Biogen Idec, Merck, the National Institutes of Health (NIH) for Ebola, research reagent and services licensees, and other sources. Revenues for the year ended December 31, 2006 were $26.9 million as compared to $5.7 million for the year ended December 31, 2005. Included in revenues for the year ended December 31, 2006 were $21.8 million of expense reimbursement, milestone and amortization revenues related to the company's collaborations with Novartis, and $5.1 million of expense reimbursement and amortization revenues from Biogen Idec, Merck, the NIH for Ebola, InterfeRx(TM) licensees, research reagent and services licensees, and other sources.

    Net Loss

    The net loss for the quarter ended December 31, 2006 was $8.4 million, or $0.26 per share, as compared to $14.5 million, or $0.56 per share, in the fourth quarter of 2005. The net loss for the fourth quarter of 2006 included $2.6 million of non-cash stock-based compensation charges, compared to $1.0 million during the fourth quarter of 2005. For the year ended December 31, 2006, net loss was $34.6 million, or $1.09 per share, compared to a net loss of $42.9 million, or $1.96 per share, for the year ended December 31, 2005. The net loss for the year ended December 31, 2006 included $8.3 million of non-cash stock-based compensation charges, compared to $4.6 million during 2005.

    Research and Development Expenses

    Research and development (R&D) expenses were $12.3 million in the fourth quarter of 2006, including $1.7 million of non-cash stock-based compensation, as compared to $12.8 million in the fourth quarter of 2005, which included $0.6 million of non-cash stock-based compensation. The decrease in R&D expenses in the fourth quarter of 2006 was primarily due to payments made in the fourth quarter of 2005, which did not recur in 2006, totaling $3.7 million to third parties, primarily to Isis, in accordance with the company's license agreements with these parties related to the Novartis main alliance. The decrease was partially offset by increased clinical trial costs related to the company's clinical program for respiratory syncytial virus (RSV) infection and higher costs related to an increase in R&D headcount to support the company's alliances and expanding product pipeline. R&D expenses were $49.8 million for the year ended December 31, 2006, including $5.0 million of non-cash stock-based compensation, as compared to $35.3 million for the year ended December 31, 2005, which included $2.4 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2006 increased as the company made progress with its proprietary pipeline, primarily for its PCSK9 program, as well as increased clinical trial costs related to the company's clinical program for RSV infection, and higher costs related to an increase in R&D headcount to support the company's alliances and expanding product pipeline.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $4.6 million in the fourth quarter of 2006, including $0.9 million of non-cash stock-based compensation, as compared to $3.7 million in the fourth quarter of 2005, which included $0.4 million of non-cash stock-based compensation. G&A expenses were $16.6 million for the year ended December 31, 2006, including $3.3 million of non-cash stock-based compensation, as compared to $13.9 million for the year ended December 31, 2005, which included $2.2 million of non-cash stock-based compensation. The increase in G&A expenses for the quarter and year ended December 31, 2006 was due primarily to increased business activities, higher facility-related costs and higher non-cash stock-based compensation expense.

    2007 Financial Guidance

    Alnylam expects that its cash, cash equivalents and marketable securities balance will be greater than $180.0 million at December 31, 2007.

    "We ended 2006 with a solid financial profile, exceeding our guidance and completing the year with over $215 million in cash," said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. "We believe our current position of financial strength combined with continued funding from our collaborations will allow us to invest prudently, yet significantly, in the advancement of RNAi technology and our pipeline of novel RNAi therapeutics in 2007."

    2006 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Advanced Development of ALN-RSV01 for RSV Infection. In May 2006, Alnylam presented results from two Phase I clinical studies for ALN-RSV01, its program for the treatment of RSV infection, showing ALN-RSV01 to be safe and well tolerated when administered in relevant doses intranasally. In October 2006, Alnylam initiated a Phase I human clinical trial of an inhaled formulation of ALN-RSV01 to evaluate safety, tolerability, and pharmacokinetics in adult volunteers. In November 2006, Alnylam initiated an experimental infection study designed to establish a safe and reliable RSV infection of the upper respiratory tract in adult volunteers.

    -- Demonstrated Progress with ALN-FLU01 for Pandemic Flu. Alnylam has demonstrated activity of ALN-FLU01 toward human clinical isolates of the H5N1 virus in pre-clinical studies and has advanced this program in development activities with its collaborator Novartis.

    -- Announced Development Program with ALN-PCS01 for Hypercholesterolemia. Alnylam is advancing a systemically delivered RNAi therapeutic targeting the gene PCSK9 for the treatment of hypercholesterolemia as its next clinical development program. Pre-clinical results for ALN-PCS01 to date show in vivo efficacy, potency, and durability for silencing of murine and human PCSK9 genes and therapeutic efficacy in reducing cholesterol levels.

    -- Advanced Platform for Systemic Delivery of RNAi Therapeutics. During the year, Alnylam continued to make progress in delivery of RNAi therapeutics, notably with systemic RNAi applications. In March 2006, Nature published the work of Alnylam scientists demonstrating for the first time in non-human primates that a systemically delivered RNAi therapeutic can potently silence an endogenous disease-causing gene in a clinically relevant manner. Alnylam also made progress in its research collaborations with Inex Pharmaceuticals Corporation and the Massachusetts Institute of Technology on the discovery and development of lipid-based nanoparticle formulations for systemic delivery of RNAi therapeutics, including those reported recently for its hypercholesterolemia program targeting the gene PCSK9.

    -- Advanced Additional Pre-Clinical Programs as Reported at Scientific Meetings and in Publications. Throughout 2006, Alnylam presented numerous updates on its clinical and pre-clinical programs. Since the third quarter, data were presented or published in the following venues:

        --  Europaediatrics, October 2006;

        --  Society for Neuroscience, October 2006;

        --  Oligonucleotide Therapeutics Society, October 2006;

        --  Nature Medicine, November 2006; and

        --  Keystone Symposium, January 2007.

    Business Execution Highlights

    -- Signed New Alliance with Novartis for Pandemic Flu. In February 2006, Alnylam and Novartis formed a new collaboration to develop RNAi therapeutics for pandemic flu. This alliance leverages Alnylam's expertise in RNAi and Novartis' capabilities and experience in bringing innovative therapeutics to patients. In this collaboration, Novartis is providing significant funding, and Alnylam and Novartis will share in potential profits.

    -- Formed New Alliance with Biogen Idec for PML. In September 2006, Alnylam formed a collaboration with Biogen Idec to develop an RNAi therapeutic for the treatment of progressive multifocal leukoencephalopathy (PML). PML is caused by infection of the central nervous system with JC virus and can occur in certain immune-suppressed patients, including those receiving immunomodulatory therapies. Alnylam received an upfront payment of $5.0 million and could also receive more than $51.0 million in milestone payments and substantial undisclosed royalties and utilization fees. Biogen Idec is funding all R&D activities under the collaboration.

    -- Awarded Significant Federal Funding and Established Alnylam Biodefense(TM). Alnylam significantly expanded its public sector-private sector partnership efforts in 2006 by obtaining grants and contracts for nearly $25 million in funding. Alnylam Biodefense was established to build a robust platform for discovering RNAi therapeutics for biopreparedness and biodefense applications.

    -- Acquired Key Intellectual Property (IP) and Formed Technology Collaboration on Lipid-Based Nanoparticle Delivery of RNAi Therapeutics. In January 2007, Alnylam acquired exclusive worldwide rights to IP from Inex for discovery, development, and commercialization of lipid-based nanoparticle formulations for delivery of RNAi therapeutics. Key patents licensed to Alnylam include the Wheeler and Semple patent series (U.S. Patent Nos. 5,976,567, 6,815,432, and 6,858,225) that broadly cover use of so-called "cationic lipids" for delivery of oligonucleotides including small interfering RNAs (siRNAs), the molecules that mediate RNAi. In addition, the companies extended their research collaboration on lipid-based formulations.

    -- Continued Leveraging of Intellectual Property. Alnylam granted InterfeRx(TM) licenses to its "fundamental" IP to two companies, Calando Pharmaceuticals and Quark Biotech, Inc., for development and commercialization of RNAi therapeutics toward specific targets that fall outside the core strategic areas of Alnylam and its major collaborators. Under these agreements, Alnylam received upfront payments and may receive annual payments, sublicense income, milestone payments and royalties. In addition, the company granted licenses for the research reagent and services market under the "Kreutzer-Limmer" patent family to Dharmacon, Inc., Integrated DNA Technologies, Inc., and Bioneer, Inc.

    --  Completed Successful Follow-On Offerings. In January and
        December 2006, Alnylam significantly strengthened its balance sheet by completing common stock offerings resulting in approximately $163 million in aggregate net proceeds.

    -- Received Key Industry Recognition. In February 2006, Alnylam was honored to receive the James D. Watson Helix Award, the biotechnology industry's award for corporate excellence in the "emerging/mid-cap" category. The Helix award honors biotechnology companies that display leadership in three distinct areas: product development, economic growth, and corporate citizenship.

    Intellectual Property (IP) Leadership Highlights

    -- United States Patent and Trademark Office (USPTO) Issued Two Patents Broadly Covering RNAi Therapeutics. Two key fundamental patents from Alnylam's exclusively held "Tuschl II" patent series were issued by the USPTO in June and July 2006. The issued patents (U.S. Patent Nos. 7,056,704 and 7,078,196) broadly cover methods of making siRNAs with or without chemical modifications required to introduce "drug-like" properties in RNAi therapeutics for any and all disease targets in mammalian cells.

    -- European Patent Office (EPO) Upheld Key Features of Patent. Following opposition proceedings in June 2006, the EPO upheld amended claims that cover important features, including methods, medicaments, and uses of siRNAs, in Alnylam's exclusively held "Kreutzer-Limmer I" patent (EP 1144623).

    -- Extended Scope of Chemistry Intellectual Property. The USPTO issued a new patent (U.S. Patent No. 7,138,517) that broadly covers certain chemical modifications of oligonucleotides used to introduce "drug-like" properties in oligonucleotides, including siRNAs. This patent is licensed to Alnylam in connection with its 2004 alliance with Isis Pharmaceuticals, Inc. In 2006, other issued patents from Isis and licensed to Alnylam include:

        --  U.S. Patent No. 7,122,649 which broadly covers
            5'-O-conjugated oligonucleotides having a plurality of 2'-modified nucleosides; and

        -- U.S. Patent No. 7,101,993 which covers compounds including 2'-O-modified purine nucleosides.

    2007 Goals

    Alnylam announced the following key product and business goals for 2007 in early January.

    Product Goals

    -- Obtain Human Proof-of-Concept Data. Alnylam expects to publish or present human proof-of-concept data demonstrating the effectiveness of an RNAi therapeutic in human subjects within the next 12 to 18 months.

    -- Advance ALN-RSV01 for the Treatment of RSV Infection. Alnylam plans to present data from its ongoing Phase I inhalation trial in adult volunteers in the first half of 2007. The company is also conducting an experimental infection study in adult volunteers and expects to begin the treatment protocol for this study in the first half of 2007 and present data in the second half of 2007. In addition, the company intends to initiate a Phase II trial in naturally infected patients in the second half of 2007.

    -- Expand Clinical Development Pipeline. Alnylam expects to file investigational new drug applications (INDs) for two programs in 2007; candidates include ALN-FLU01 for the treatment of pandemic influenza and ALN-PCS01 for the treatment of hypercholesterolemia. In addition, the company expects to announce two new development candidates as it continues to expand its pipeline of RNAi therapeutics.

    -- Maintain Leadership Position with Systemic Delivery and microRNAs. The company expects to continue its efforts to optimize systemic delivery for RNAi therapeutics and plans to present or publish new non-human primate data in the first half of 2007. Also this year, Alnylam plans to publish two or more major papers related to in vivo efficacy for RNAi therapeutics delivered systemically and two or more papers from its research progress on microRNAs and "antagomirs," chemically synthesized molecules that can work to silence disease-causing microRNAs.

    Business Goals

    -- Form Major New Alliance(s). Alnylam intends to form one or more new alliance(s) with leading companies to continue to develop and fund its growing pipeline of RNAi therapeutics.

    -- Expand Intellectual Property Position. The company expects to further augment its fundamental IP position by obtaining multiple patent issuances and grants in the U.S. and Europe over the course of the year.

    -- Monetize Intellectual Property Position. The company plans to realize additional near-term value from its IP estate by granting more than five new InterfeRx or research product licenses.

    -- Leverage Alliances. Alnylam expects to receive more than $25 million in alliance-based funding in 2007, which includes expected R&D funding and achievement of additional objectives under its alliances with collaborators including Merck, Medtronic, Novartis, and Biogen Idec.

    -- Maintain Solid Financial Performance. In 2007, Alnylam aims to maintain a solid financial position while executing on its product and business goals, and expects to end the year with greater than $180.0 million in cash.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on February 7, 2007 to discuss 2006 fourth quarter and year-end financial results and recent corporate developments. The call may be accessed by dialing 800-299-7928 (domestic) or 617-614-3926 (international) five minutes prior to the start time and provide the passcode 79614148.

    A replay of the call will be available from 6:30 p.m. ET on February 7, 2007, until February 14, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 94382017. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. The discovery of RNAi has been widely acknowledged as a major breakthrough in biology, and the technology was recognized for its potential broad impact in medicine with the award of the 2006 Nobel Prize for Physiology or Medicine. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause targeted gene silencing.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, and Biogen Idec. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans and prospects, including, without limitation, statements related to future expectations, plans, and prospects, our clinical development plans for ALN-RSV01, ALN-FLU01, ALN-PCS01 and our other product candidates, the use of siRNAs to achieve genetic silencing of disease-causing genes, effective and clinically relevant delivery of direct and systemic RNAi applications, building a robust platform for developing RNAi therapeutics to combat biological threats, our product goals and business goals for 2007, including without limitation, the filing of an IND for ALN-FLU01 and ALN-PCS01, forming additional alliances and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.



                    ALNYLAM PHARMACEUTICALS, INC.
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                                Three Months Ended     Year Ended
                                   December 31,        December 31,
                                ------------------ -------------------
                                 2006      2005      2006      2005
                                -------- --------- --------- ---------

Net revenues                    $ 6,981  $  1,552  $ 26,930  $  5,716
                                -------- --------- --------- ---------

Cost and expenses:
 Research and development (1)    12,343    12,762    49,798    35,319
 General and administrative (1)   4,629     3,707    16,633    13,869
                                -------- --------- --------- ---------
   Total costs and expenses      16,972    16,469    66,431    49,188
                                -------- --------- --------- ---------
   Loss from operations          (9,991)  (14,917)  (39,501)  (43,472)
                                -------- --------- --------- ---------
Other income (expense):
 Interest income                  1,824       790     6,177     1,549
 Interest expense                  (296)     (252)   (1,029)     (969)
 Other income (expense)              25      (112)     (255)      (22)
                                -------- --------- --------- ---------
   Total other income (expense)   1,553       426     4,893       558
                                -------- --------- --------- ---------
Net loss                        $(8,438) $(14,491) $(34,608) $(42,914)
                                ======== ========= ========= =========

Net loss per common share -
 basic and diluted (2)          $ (0.26) $  (0.56) $  (1.09) $  (1.96)
                                ======== ========= ========= =========

Weighted average common shares
 used to compute basic and
 diluted net loss per common
 share                           33,048    25,731    31,890    21,949


(1) Non-cash stock-based
 compensation expense included
 in these amounts are as
 follows:
   Research and development     $ 1,675  $    616  $  5,006  $  2,431
   General and administrative       934       386     3,298     2,166
(2) Non-cash stock-based
 compensation expense per
 common share included in these
 amounts are as follows:        $ (0.08) $  (0.04) $  (0.26) $  (0.21)




                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                                           December 31,  December 31,
                                               2006         2005
----------------------------------------------------------------------
Cash, cash equivalents and marketable
 securities                                    $217,260       $80,002
Collaboration receivables                         3,829           609
Prepaid expenses and other current assets         1,695         1,803
Property and equipment, net                      12,173        10,580
Long-term restricted cash                         2,313         2,313
Intangible and other assets                       2,736         3,041
----------------------------------------------------------------------
Total Assets                                   $240,006       $98,348
----------------------------------------------------------------------
Other current liabilities                       $11,781        $7,750
Deferred revenue                                 17,930        20,833
Notes payable, net of current portion             5,919         5,519
Deferred rent                                     3,202         2,467
Total stockholders' equity                      201,174        61,779
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity     $240,006       $98,348
----------------------------------------------------------------------


    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2005.

    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             Director, Investor Relations and Corporate Communications or
             Patricia Allen, 617-551-8362
             Vice President, Finance and Treasurer